Exhibit 99.1

[ONEOK Partners Logo]	NEWS
March 28, 2007	Analyst Contact: Dan Harrison
918-588-7950
Media Contact: Megan Washbourne
918-588-7572

ONEOK Partners Announces

Piceance Basin Pipeline Project

TULSA, Okla. -- March 28, 2007 -- ONEOK Partners, L.P. (NYSE: OKS) announced today that Overland Pass Pipeline Company, LLC, a joint venture with Williams (NYSE: WMB), plans to build a $120 million natural gas liquids pipeline lateral connecting the growing Piceance Basin in northwestern Colorado with the previously announced Overland Pass Pipeline.

The 150-mile lateral pipeline is designed to transport as much as 100,000 barrels per day of raw natural gas liquids from the Piceance Basin to the 750-mile Overland Pass Pipeline. Overland Pass will extend from Opal, Wyo., to the Mid-Continent natural gas liquids hub in Conway, Kan.

The proposed pipeline lateral will transport natural gas liquids from an existing Williams natural gas processing plant and a new processing plant that Williams today announced plans to build and operate in the Piceance Basin.

"This pipeline lateral is another important milestone for ONEOK Partners and Overland Pass Pipeline," said John W. Gibson, president and chief executive officer of ONEOK Partners. "The projected volumes of natural gas liquids from new and existing plants in the prolific Rocky Mountain region have the potential to exceed our initial supply expectations for the Overland Pass Pipeline.

"Our expansion into the Piceance Basin further enhances ONEOK Partners' access to rapidly growing natural gas liquid supplies currently under development in the basin. The Piceance Basin is one of the most active natural gas drilling plays in the country," Gibson added.

Under long-term natural gas liquids transportation and fractionation agreements that are being finalized, Williams will dedicate its natural gas liquids production from an existing plant and its newly announced Willow Creek, Colo., natural gas processing plant to the Overland Pass Pipeline via the proposed 150-mile pipeline extension.

Construction on the 14-inch lateral pipeline to the Piceance Basin is expected to begin in the summer of 2008 with start-up scheduled for early 2009. Upon completion, the lateral will transport volumes from an existing Williams plant. Volumes from Williams' recently announced Willow Creek plant are expected to be transported in the third quarter of 2009. The pipeline lateral will be designed, constructed and operated using proven technology, advanced pipeline control systems and continuous safety monitoring.

Overland Pass Pipeline will connect processing plants in southwestern Wyoming to Conway, Kan., the NGL market center in the Mid-Continent. The $433 million project is being built by Overland Pass Pipeline, LLC, a joint venture between a subsidiary of ONEOK Partners and a subsidiary of Williams. The pipeline is designed to transport 110,000 barrels per day of natural gas liquids. Additional pump facilities would increase the capacity to 150,000 barrels per day. In association with construction of the Overland Pass Pipeline, ONEOK Partners is spending an additional $216 million to expand and upgrade its existing natural gas liquids fractionation capabilities and the capacity of its natural gas liquids distribution pipelines.

On both the Overland Pass Pipeline and the Piceance lateral pipeline, ONEOK Partners will initially own 99 percent of the joint venture and Williams will own the remaining 1 percent, with Williams having the option to increase its ownership to 50 percent and become operator within two years of the original Overland Pass Pipeline becoming operational. ONEOK Partners is managing the construction of the Overland Pass project and will be operator of the pipeline. Construction of the Overland Pass Pipeline is expected to begin this fall with start-up expected in early 2008. Earlier, as part of a long-term agreement, Williams dedicated its natural gas liquids production, currently estimated at approximately 60,000 barrels per day, from two Wyoming gas processing plants to Overland Pass Pipeline.

Both projects require the approval of various state and federal regulatory agencies and governments prior to construction.

EDITOR'S NOTE:

A map of the proposed pipeline is available at www.oneok.com/piceance.pdf .

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ONEOK Partners, L.P. (NYSE: OKS) is one of the largest publicly traded limited partnerships, and is a leader in the gathering, processing, storage and transportation of natural gas in the U.S. and owns one of the nation's premier natural gas liquids (NGL) systems, connecting much of the natural gas and NGL supply in the Mid-Continent with key market centers. Its general partner is owned by ONEOK, Inc. (NYSE: OKE), a diversified energy company, which owns 45.7 percent of the overall partnership interest. ONEOK is one of the largest natural gas distributors in the United States, and its energy services operation focuses primarily on marketing natural gas and related services throughout the U.S.

For more information, visit the Web sites at www.oneokpartners.com or www.oneok.com.

Some of the statements contained and incorporated in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements relate to: anticipated financial performance; management's plans and objectives for future operations; business prospects; outcome of regulatory and legal proceedings; market conditions and other matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements in certain circumstances. OKS-PP